Exhibit 21.01

SUBSIDIARIES OF THE REGISTRANT

PLATO Learning, Inc. has four subsidiaries:

1. PLATO, Inc.

2. CyberEd, Inc.

3. TeachMaster Technologies, Inc.

4. Lightspan, Inc.

PLATO, Inc. has three subsidiaries:

1. PLATO Learning (Canada), Inc.

2. PLATO Learning (UK) Limited

3. NetSchools Corporation

PLATO Learning (UK), Ltd. has one subsidiary

1. New Media (Holdings) Limited

Lightspan, Inc. has two subsidiaries:

1. Academic Systems Corporation

2. Edutest, Inc.